Exhibit 99.5

December 23, 2024

Green Solar Energy Limited

27/14 Loyalty Road North Rocks,
NSW 2151, Australia

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Green Solar Energy Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Yours sincerely,

/s/ Cheng Gao
Cheng Gao